Exhibit 5.2

[Sullivan & Cromwell LLP Letterhead]

July 3, 2023

Haleon plc,

Building 5, First Floor, The Heights,

Weybridge,

Surrey KT13 0NY,

United Kingdom.

Haleon US Capital LLC,

184 Liberty Corner Road, Suite 200

Warren, NJ 07059,

United States of America.

Haleon UK Capital plc,

Building 5, First Floor, The Heights,

Weybridge,

Surrey KT13 0NY,

United Kingdom.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of (i) an unspecified aggregate initial offering price or principal amount of unsecured debt securities (the “Debt Securities”) of Haleon US Capital LLC (“Haleon US”), a Delaware corporation and/or Haleon UK Capital plc (“Haleon UK”), a public limited company incorporated under the laws of England and Wales (each, an “Issuer” and together, the “Issuers”), and the related guarantees (the “Guarantees”) of the Debt Securities by Haleon plc, a public limited company incorporated under the laws of England and Wales (“Haleon”), and (ii) ordinary shares issued by Haleon (the “Ordinary Shares” and, together with the Debt Securities, the “Securities”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

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Upon the basis of such examination, it is our opinion that when (i) the Registration Statement on Form F-3 (the “Registration Statement”) has become effective under the Act, (ii) the Indenture relating to the Debt Securities in substantially the form filed as an exhibit to the Registration Statement (the “Indenture”) has been duly executed and delivered, (iii) the terms of the Debt Securities and the Guarantees, and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the relevant Issuer or Haleon and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the relevant Issuer or Haleon and (iv) the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, (1) the Debt Securities will constitute valid and legally binding obligations of the relevant Issuer and (2) the Guarantees will constitute valid and legally binding obligations of Haleon, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to Haleon, Haleon US or Haleon UK or the Securities or their offering and sale.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security or a Guarantee denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars.  The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security or a Guarantee is denominated into United States dollars will depend upon various factors, including which court renders the judgment.  In the case of a Security or Guarantee denominated in a foreign currency or currency unit, under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on such Security or Guarantee would be required to render such judgment in the foreign currency or currency unit in which the Security or Guarantee is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

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The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have assumed that (i) both Haleon and Haleon UK have been duly incorporated and are existing public limited companies under laws of England and Wales and (ii) the indenture relating to the Debt Securities will be duly authorized, executed and delivered by Haleon and Haleon UK insofar as the laws of England and Wales are concerned, (iii) the execution and delivery of the Indenture will not result in any breach or violation of, or conflict with, any statute, rule or regulation of England and Wales, and (iv) the provisions of the Indenture designating the law of the State of New York as the governing law of the Indenture will be valid and binding on each of Haleon and Haleon UK under the laws of its jurisdiction of organization. With respect to all matters of English law, we note that you are being provided with the opinion, dated the date hereof, of Freshfields Bruckhaus Deringer LLP, English counsel to Haleon, which is also filed as an exhibit to the Registration Statement.

We have relied as to certain factual matters on information obtained from public officials, officers of Haleon, Haleon US and Haleon UK and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of Securities” in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP

SULLIVAN & CROMWELL LLP